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Exhibit 99.2  Press Release



PRESS RELEASE
August 31, 1998               For further information contact:
                              David M. Bradley
                              Chairman, President & Chief Executive Officer
                              North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531



               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced on August 28, 1998 that the Company declared a regular quarterly cash dividend of $0.08 per share on the Company's common stock for the fiscal quarter ended September 30, 1998. The dividend will be payable to all stockholders of record as of September 15, 1998 and will be paid on October 5, 1998.

The Company's common stock trades on the Nasdaq Stock Market under the symbol "FFFD". The Company's wholly owned subsidiary, First Federal Savings Bank of Iowa, is a federally chartered savings bank headquartered in Fort Dodge, Iowa.